UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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GOLDEN GRAIN ENERGY, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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1822 43rd Street SW
Mason City, IA 50401

NOTICE OF 2015 ANNUAL MEETING OF MEMBERS
To be Held Monday, February 16, 2015
To our members:

The 2015 annual meeting of members (the "2015 Annual Meeting") of Golden Grain Energy, LLC (the "Company") will be held on Monday, February 16, 2015, at the Knights of Columbus, 551 S. Taft Avenue, Mason City, Iowa, 50401. Registration for the meeting and lunch will begin at 12:00 p.m. The 2015 Annual Meeting will follow the lunch, and will commence at approximately 1:00 p.m. The board of directors (the "Board") encourages you to attend the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 MEMBER MEETING TO BE HELD ON MONDAY, FEBRUARY 16, 2015:

◦
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting;

◦	The proxy statement, proxy card and annual report to members are available at http://www.goldengrainenergy.com; and

◦
If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy by calling our office at (641) 423-8525 or toll free at (888) 443-2676 or by written request at Golden Grain Energy, LLC at 1822 43rd Street SW, Mason City, IA 50401, by e-mail at info@ggecorn.com, or on our website at http://www.goldengrainenergy.com on or before February 4, 2015, to facilitate timely delivery.

The purposes of the meeting are to: (1) Elect two directors to the Board; and (2) Transact such other business as may properly come before the 2015 Annual Meeting or any adjournments thereof.

Only members listed on the Company's records at the close of business on January 7, 2015 are entitled to notice of the 2015 Annual Meeting and to vote at the 2015 Annual Meeting and any adjournments thereof. For your proxy card to be valid, it must be RECEIVED by the Company no later than 5:00 p.m. on Friday, February 13, 2015.

All members are cordially invited to attend the 2015 Annual Meeting in person. However, to assure the presence of a quorum, the Board requests that you promptly sign, date and return a proxy card, whether or not you plan to attend the meeting. Proxy cards are available on the Company's website at http://www.goldengrainenergy.com and may be printed by the members. No personal information is required to print a proxy card. We will be sending you a proxy card approximately 10 days from the date of this letter. If you wish to revoke your proxy at the meeting and execute a new proxy card, you may do so by giving written notice to our CFO Christy Marchand, prior to the commencement of the meeting. You may fax your completed proxy card to the Company at (641) 421-8457 or mail it to the Company at 1822 43rd Street SW, Mason City, Iowa 50401. If you need directions to the meeting, please contact the Company using the information listed above.

By order of the Board of Directors,

/s/ Dave Sovereign
Chairman of the Board

Mason City, Iowa
January 7, 2015

Golden Grain Energy, LLC
1822 43rd Street SW
Mason City, Iowa 50401

Proxy Statement
2015 Annual Meeting of Members
Monday, February 16, 2015

This proxy solicitation is being made by the Company. The proxy statement and proxy card were prepared by the board of directors (the "Board") of Golden Grain Energy, LLC (the "Company") for use at the 2015 annual meeting of members of the Company to be held on Monday, February 16, 2015 (the "2015 Annual Meeting"), and at any adjournment thereof. The 2015 Annual Meeting will be held at the Knights of Columbus, 551 S. Taft Avenue, Mason City, Iowa, 50401. Registration for the meeting and lunch will begin at 12:00 p.m. The 2015 Annual Meeting will follow the lunch, and will commence at approximately 1:00 p.m. Distribution of this proxy statement and the proxy card is scheduled to begin on or about January 7, 2015. This solicitation is being made according to the SEC's Internet availability of proxy materials rules, however the Company may also use its officers, directors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile or letter.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:    Why did I receive this proxy statement?

A:
The Board is soliciting your proxy to vote at the 2015 Annual Meeting because you were a member of the Company at the close of business on January 7, 2015, the record date, and are entitled to vote at the meeting.

Q:	What am I voting on?

A:	You are voting on the election of two directors. The nominees are Jim Boeding and Duane Lynch.

Q:	How many votes do I have?

A:
Members are entitled to one vote for each Class A or Class B membership unit that they hold. Members who have the right to appoint a director to the Board are not entitled to vote in the general election of directors.

Q:	What is the voting requirement to elect the directors and what is the effect of an abstention or withhold vote?

A:
In the election of directors, the two nominees receiving the greatest number of votes will be elected, regardless of whether any individual nominee receives votes from a majority of the quorum. Members do not have cumulative voting rights. In the director election, because directors are elected by plurality vote, abstentions and withheld votes will not be counted either for or against any nominee. Abstentions and withheld votes will be included when counting units to determine whether a sufficient number of the voting membership units are represented to establish a quorum.

Q:	How many membership units are outstanding?

A:	On January 7, 2015, the record date, there were 18,953,000 outstanding Class A membership units and 920,000 outstanding Class B membership units for a total of 19,873,000 units outstanding.

Q:	What constitutes a quorum?

A:
The presence of members holding 30% of the total outstanding Class A and B membership units entitled to vote on the matter, or 5,061,900 membership units for the election of directors, regardless of class, constitutes a quorum. If you are entitled to vote in the election of directors and submit a properly executed proxy, then your units will be counted as part of the quorum.

Q:	How do I vote?

A:	Membership units can be voted only if the holder of record is present at the 2015 Annual Meeting, either in person or by proxy. You may vote using either of the following methods:

•
Proxy. You may cast your votes by executing a proxy card for the 2015 Annual Meeting and submitting it to the Company prior to the 2015 Annual Meeting. Completed proxy cards must be RECEIVED by the Company by 5:00 p.m. on Friday, February 13, 2015 in order to be valid. The Company urges you to specify your choices by marking the appropriate boxes on your proxy card for the 2015 Annual Meeting. After you have marked your choices, please sign and date the proxy card and return it to the Company, either by mail at 1822 43rd Street SW, Mason City, Iowa 50401, or fax it to the Company at (641) 421-8457. If you sign and return the proxy card without specifying any choices, your membership units will be voted FOR the incumbents Jim Boeding and Duane Lynch.

•	In person at the 2015 Annual Meeting. All members entitled to vote may vote in person at the 2015 Annual Meeting.

Q:	Do I have dissenters' rights, appraisal rights or similar rights?

A:	Pursuant to Section 6.8 of the Operating Agreement, members have no dissenters' rights, appraisal rights or any similar rights.

Q:    What can I do if I change my mind after I vote my units?

A:    You may revoke your proxy by:

•	Voting in person at the 2015 Annual Meeting;

•
Giving written notice of the revocation to the Company's CFO, Christy Marchand, at the Company's offices at 1822 43rd Street SW, Mason City, Iowa 50401 which is RECEIVED prior to 5:00 p.m. on Friday, February 13, 2015; or

•	Giving written notice of the revocation to the Company's CFO, Christy Marchand, at the commencement of the 2015 Annual Meeting.

Q:    What happens if I mark too few or too many boxes on the proxy card?

A:
If you do not mark any choices on the proxy card, then the proxies will vote your units FOR the incumbent directors Jim Boeding and Duane Lynch. You may wish to vote for only one of the director nominees. In this case, your vote will only be counted for the director candidate you have selected. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD for a candidate, your votes will not be counted with respect to the director candidate for whom you marked contradicting choices. However, each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the 2015 Annual Meeting.

Q:	Who can attend the 2015 Annual Meeting?

A:	All members of the Company as of the close of business on the record date may attend the 2015 Annual Meeting.

Q:	What is the record date for the 2015 Annual Meeting?

A:	The record date for the 2015 Annual Meeting is January 7, 2015.

Q:	Who will count the vote?

A:	The Company's CFO, Christy Marchand, and Human Resources Manager, Whitney Wilson, will act as inspectors of the election and will count the vote.

Q:	How do I nominate a candidate for election as a director for the 2016 annual meeting?

A:
Two director positions will stand for election at the 2016 annual meeting. Nominations for director positions are made by a nominating committee appointed by the Board. In addition, a member may nominate a candidate for director by following the procedures explained in Section 5.2(c) of the Operating Agreement. Section 5.2(c) of the Operating Agreement requires that written notice of a member's intent to nominate an individual for director must be given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the Company not less than 120 calendar days prior to the one year anniversary of the date when the Company's proxy statement was released in connection with the previous year's annual meeting. Director nominations submitted pursuant to the provisions of the Operating Agreement must be submitted to the Company by September 9, 2015.

Q:	What is a member proposal?

A:
A member proposal is your recommendation or requirement that the Company and/or the Board take action, which you intend to present at a meeting of the Company's members. Your proposal should state as clearly as possible the course of action that you believe the Company should follow. If your proposal is included in the Company's proxy statement, then the Company must also provide the means for members to vote on the matter via the proxy card. The deadlines and procedures for submitting member proposals are explained in the following question and answer. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Q:	When are member proposals due for the 2016 annual meeting?

A:
In order to be considered for inclusion in next year's proxy statement, member proposals must be submitted in writing to the Company by September 9, 2015. The Company suggests that member proposals for the 2016 annual meeting of the members be submitted by certified mail-return receipt requested.

Members who intend to present a proposal at the 2016 annual meeting of members without including such proposal in the Company's proxy statement must provide the Company notice of such proposal no later than November 23, 2015. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If the Company does not receive notice of a member proposal intended to be submitted to the 2016 annual meeting by November 23, 2015, the persons named on the proxy card accompanying the notice of meeting may vote on any such proposal in their discretion, provided the Company has included in its proxy statement an explanation of its intention with respect to voting on the proposal.

Q:	What is the effect of a broker non-vote?

A:
While we do not believe that any of our units are held in street name by brokers, broker non-votes, if any, will count for purposes of establishing a quorum at the 2015 Annual Meeting. A broker non-vote occurs when an individual owns units which are held in the name of a broker. The individual is the beneficial owner of the units, however, on the records of the Company, the broker owns the units. If the individual who beneficially owns the units does not provide the broker with voting instructions on non-routine matters, including the proposal presented at the 2015 Annual Meeting, this is considered a broker non-vote. For such non-routine matters, the broker cannot vote either way and reports the units as "non-votes." These broker non-votes function as abstentions under our governing documents.

Q:	Who is paying for this proxy solicitation?

A:
The entire cost of this proxy solicitation will be borne by the Company. The cost will include the cost of supplying necessary additional copies of the solicitation materials for beneficial owners of membership units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such materials and reports to such beneficial owners.

PROPOSAL TO BE VOTED UPON

ELECTION OF DIRECTORS

Seven elected and three appointed directors comprise the Board. The elected directors are divided into three classes. Two directors are to be elected by the members at the 2015 Annual Meeting and the terms of the remaining elected directors expire in either 2016 or 2017. Below is a chart showing when each elected director's term expires.

Annual Meeting	Directors Who Stand For Election
2015	Jim Boeding
Duane Lynch
2016	Stan Laures
Roger Shaffer
Dave Sovereign
2017	Marion Cagley
Jerry Calease

At the 2012 annual meeting, Jim Boeding and Duane Lynch were re-elected to serve three-year terms until the 2015 Annual Meeting. At the 2013 annual meeting, Dave Sovereign, Roger Shaffer and Stan Laures were re-elected to serve three-year terms until the 2016 annual meeting. At the 2014 annual meeting, Marion Cagley and Jerry Calease were re-elected to serve three-year terms until the 2017 annual meeting.

The Board has recommended Jim Boeding and Duane Lynch as nominees for election at the 2015 Annual Meeting. Mr. Boeding and Mr. Lynch have served on the Board since the Company’s inception. Each of the nominees was recommended by members of the Company to the nominating committee.

The following table contains certain information with respect to the nominees for election to the Board at the 2015 Annual Meeting:

Name and Principal Occupation	Age	Year First Became a Director	Term Expires
Jim Boeding, farmer	67	2002	2015
Duane Lynch, farmer	74	2002	2015

Biographical Information for Nominees

Jim Boeding, Incumbent Director and Nominee - Age 67

Mr. Boeding has served on the Board since the Company's inception. Mr. Boeding's term expires in 2015. Mr. Boeding is also a member of our executive committee and audit committee. For the past 35 years, Mr. Boeding has operated a farm near Decorah, Iowa called Quiet Creek Farm. Mr. Boeding previously held the office of treasurer for the Company until a Chief Financial Officer was appointed. Mr. Boeding was selected as a nominee based on his agriculture experience as well as his prior involvement with the ethanol industry and the Company. Mr. Boeding has consented to serving on the Board if he is elected.

Duane Lynch, Incumbent Director and Nominee - Age 74

Mr. Lynch has served on the Board since the Company's inception. Mr. Lynch's term expires in 2015. Mr. Lynch serves on our risk management committee and our director compensation committee. Mr. Lynch has owned and operated a grain farm consisting primarily of corn and soybeans called Lynch Farms for over the past 50 years. Mr. Lynch was previously associated with Dekalb and Latham as a seed salesman. Mr. Lynch was selected as a nominee based on his agriculture experience as well as his prior involvement with the ethanol industry and the Company. Mr. Lynch has consented to serving on the Board if he is elected.

Required Vote and Board Recommendation

In the election of directors, the two nominees receiving the greatest number of votes relative to the votes cast for their competitors will be elected, regardless of whether any individual nominee receives votes from a majority of the quorum. Members do not have cumulative voting rights. Members who are entitled to appoint a director pursuant to the Operating Agreement cannot vote in the director election. In the director election, because directors are elected by plurality vote, abstentions and withheld votes will not be counted either for or against any nominee. Abstentions and withheld votes will be included when counting units to determine whether a sufficient number of the voting membership units are represented to establish a quorum. If you mark contradicting choices on your proxy card such as both for and withhold for a nominee, your votes will not be counted with respect to the director candidate for whom you marked contradicting choices.

THE BOARD HAS DETERMINED THAT EACH NOMINEE IS QUALIFIED TO SERVE AS A DIRECTOR. YOU MAY VOTE FOR ONLY TWO NOMINEES. FOR EACH PROPERLY EXECUTED PROXY WHERE THE MEMBER DOES NOT MARK ANY CHOICES FOR DIRECTOR, THE PROXIES WILL VOTE FOR THE INCUMBENT DIRECTORS JIM BOEDING AND DUANE LYNCH. THE BOARD RECOMMENDS A VOTE FOR THE INCUMBENT DIRECTORS JIM BOEDING AND DUANE LYNCH.

Biographical Information for Non-nominee Directors

Marion Cagley, Director - Age 80

Mr. Cagley has served on the Board since the Company's inception, except for a short period of time until he was appointed by the Board to fill a vacancy. Mr. Cagley's term expires in 2017. Mr. Cagley serves on our public relations committee and our nominating committee. Mr. Cagley is a retired seed sales representative with Pioneer Hybrid seeds. For more than 45 years, Mr. Cagley was and still is involved in his family farming operation in the Ionia, Iowa area.

Jerry Calease, Director - Age 63

Mr. Calease was elected as a director at our annual members meeting on September 17, 2003. Mr. Calease's term expires in 2017. Mr. Calease serves on our public relations committee, director compensation committee and the nominating committee. Mr. Calease has been involved in a corn and soybean farming operation in Bremer County, Iowa called J + K Calease Farms for the majority of his career. Mr. Calease has been a certified crop adviser and a Douglas township trustee for multiple years. Mr. Calease also sits on the board of directors of Butler-Bremer Mutual Telephone Company, a private company and Bremer Mutual Insurance Association, a private company.

Stanley Laures, Director and Secretary - Age 75

Mr. Laures has served on the Board since the Company's inception. Mr. Laures's term expires in 2016. Mr. Laures is also a member of our audit committee and executive committee as the Company's secretary. Mr. Laures will continue to hold the office of secretary until his earlier resignation or removal by the Board. During our first two years, he served as our project coordinator with responsibility for all of the Company's organizational issues. For the past 40 years, he has been active in a family farming operation near New Hampton called Laures Farms, Inc.  Further, Mr. Laures spent approximately 35 years in the banking industry. Mr. Laures also serves as a director for Laures Farms, Inc., a closely held family farm corporation.

Roger Shaffer, Director - Age 55

Mr. Shaffer has served on the Board since 2012. Mr. Shaffer's term expires in 2016. Mr. Shaffer has owned the certified public accounting firm, Shaffer Company, PC in Sumner, Iowa for approximately 25 years. Prior to his ownership of that company, he worked for other CPA firms. Mr. Shaffer also operates a grain farming operation. Mr. Shaffer is currently serving on the Sumner Fredericksburg Board of Education and is the treasurer for the Iowa Association of School Boards as well as a member of the audit committee. He has also previously served on the Waterloo Chapter of Iowa Society of CPA's and various other community organizations.

Dave Sovereign, Director and Chairman - Age 58

Mr. Sovereign has served on the Board since the Company's inception. Mr. Sovereign's term expires in 2016. Mr. Sovereign serves as the Chairman of the Board. Mr. Sovereign will continue to serve as Chairman until his earlier resignation or removal by the Board. Mr. Sovereign is also a member of our executive committee, audit committee, risk management committee, public relations committee, and executive compensation committee. For more than the past five years, Mr. Sovereign has been an active partner in a family farming operation near Cresco, Iowa, and as a partner in Paris Foods, Inc., a livestock production facility. He is also a member of Sovereign Building L.C., which owns and leases four hog confinement buildings. Mr. Sovereign is also a board member of the American Coalition for Ethanol. Mr. Sovereign previously held the offices of vice chairman and vice president of the Company.

Mr. Sovereign also serves as the chairman of Paris Foods, Inc, a private company, the Chairman of Sovereign Trucking, Inc., a private company, as a director of Sovereign Building L.C., a private company, as a director of DRSG Partnership, a private company, as the chairman of GDB, LLC, a private company, as chairman of Prairie's Edge Renewables LLC, a private company, as a director for Cresco Fuels Inc, a private company and as a director for Absolute Energy, LLC, a private company, representing the Company's investment interest.

Leslie M. Hansen, Appointed Director - Age 61

Ms. Hansen was appointed to the Board by Sizzle X, Inc. on February 12, 2007, pursuant to the Operating Agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to the Board. Ms. Hansen serves on our audit committee and executive compensation committee. For over 26 years, Ms. Hansen has served as chief financial officer of Precision of New Hampton, Inc., and as vice-president and chief financial officer of Hotflush, Inc. for nearly 12 years. Ms. Hansen is also the president of Sizzle X, Inc.

Ms. Hansen will serve indefinitely as a director on the Board at the pleasure of Sizzle X, Inc., so long as Sizzle X, Inc. continues to own one million or more of our Class A units. Ms. Hansen also serves on the board of directors of Precision of New Hampton, Inc., a private company, Hotflush, Inc., a private company and as a director of Homeland Energy Solutions, LLC, a publicly reporting company, representing the Company's investment interest.

Dave Reinhart, Appointed Director - Age 65

Mr. Reinhart was appointed to the Board by Fagen, Inc. on January 23, 2012 pursuant to the Operating Agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to the Board. Mr. Reinhart serves on our risk management committee. For over 35 years, Mr. Reinhart has operated family-owned supermarkets in Iowa. Mr. Reinhart will serve indefinitely as a director on the Board at the pleasure of Fagen, Inc. for so long as Fagen, Inc. continues to own one million or more of our Class A units. Mr. Reinhart also serves as a board member for Amaizing Energy, LLC, Big River Resources, LLC, Corn, LP, and Platinum Ethanol, all privately held companies.

Steve Sukup, Vice-Chairman and Appointed Director - Age 58

Mr. Sukup was appointed to the Board on April 18, 2005 by Fagen Engineering, LLC. On August 21, 2006, Fagen Engineering, LLC transferred its units to Ron Fagen. On September 25, 2006, Ron Fagen reappointed Mr. Sukup to the Board pursuant to the Operating Agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to the Board. Mr. Sukup serves on our executive committee, audit committee and executive compensation committee. For nearly the past 35 years, Mr. Sukup has been a co-owner of Sukup Manufacturing Company, a family-owned agricultural business and his own farming operation. Mr. Sukup is also the vice-president and chief financial officer of Sukup Manufacturing. Mr. Sukup sits on the board of directors of Golden Rule Insurance, a private company, and Sukup Manufacturing Company, a private company.

The Board elected Mr. Sukup as the Company's vice chairman. Mr. Sukup is anticipated to hold the office of vice chairman until the earlier of his resignation or removal from office. Mr. Sukup will serve indefinitely as a director on the Board at the pleasure of Ron Fagen for so long as he continues to own one million or more of our Class A units.

Biographical Information Regarding Officers and Key Employees

Curt Strong, Executive Vice President and Commodity Manager - Age 52

In October 2011, Mr. Strong was hired as commodity manager. Mr. Strong was appointed Executive Vice President of the Company by the Board on October 20, 2014. Prior to his employment with the Company, Mr. Strong was the grain merchandiser for Northern Ag Service, Inc., West Union, Iowa in charge of grain merchandising  for the company from 2001 until 2011.  Mr. Strong originated and sold grain for four of the company's locations across the Midwest along with managing the company's overall futures position.  Prior to that time, Mr. Strong was a self employed farmer.  Mr. Strong  is anticipated to hold the office of commodity manager and Executive Vice President until the earlier of his resignation, death, disqualification or removal by the Board.

Christine A. Marchand, Chief Financial Officer - Age 37

In November 2005, the Board appointed Christine Marchand to serve as interim Chief Financial Officer of the Company until she was appointed permanent Chief Financial Officer in February 2006. Ms. Marchand served as interim CEO from May 22, 2014 until October 20, 2014. Prior to her employment with the Company, Ms. Marchand was the controller at Kiefer Built, LLC and was an accountant for a public accounting company. Ms. Marchand holds an inactive certified public accountant certificate. Ms. Marchand sits on the board of directors of Homeland Energy Solutions, LLC, a publicly reporting company. Ms.

Marchand is anticipated to hold the office of Chief Financial Officer until the earlier of her resignation, death, disqualification or removal from office by the Board.

Chad E. Kuhlers, Chief Operating Officer - Age 43

In August 2004, the Company hired Chad Kuhlers as plant manager. Mr. Kuhlers was appointed Chief Operating Officer of the Company by the Board on July 19, 2010. Prior to his employment with the Company, Mr. Kuhlers was the operations manager for Koch Hydrocarbon's Medford, Oklahoma facility. Mr. Kuhlers also served as the maintenance manager, process control engineer, reliability engineer and project engineer within the Koch Hydrocarbon organization. He has an electrical engineering degree from Iowa State University and an MBA from Phillips University in Enid, Oklahoma. Mr. Kuhlers also serves as a director for Homeland Energy Solutions, LLC, a publicly reporting company. In June 2014, Mr. Kuhlers was appointed as the Company's representative to Guardian Energy in Janesville, Minnesota. Mr. Kuhlers is anticipated to hold the office of Chief Operating Officer until the earlier of his resignation, death, disqualification or removal by the Board.

Security Ownership of Certain Beneficial Owners

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, a person named in the table below has sole voting and sole investment power for all units beneficially owned by that person. In addition, unless otherwise indicated, all persons named below can be reached at the following address: Golden Grain Energy, LLC, 1822 43rd Street SW, Mason City, IA 50401.

As of January 7, 2015, the following individuals beneficially owned 5% or more of our outstanding Class A units:

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Class A Membership Units	Leslie Hansen(1)	1,000,000 Class A Units	5.3%
Class A Membership Units	Ron Fagen(2)	2,000,000 Class A Units	10.6%

(1) Leslie Hansen beneficially owns 1,000,000 Class A units held by Sizzle X, Inc. Leslie Hansen is a director.
(2) Ron Fagen beneficially owns 1,000,000 of his Class A units through his control of Fagen, Inc.

As of January 7, 2015, the following individuals beneficially owned 5% or more of our outstanding Class B units:

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Class B Membership Units	Jim Boeding(1)	50,000 Class B Units	5.4%
Class B Membership Units	Walter Wendland(2)	55,000 Class B Units	6.0%

(1) Jim Boeding is a director of the Company and is a director nominee.
(2) Walter Wendland beneficially owns the units held by Wendland Investments, Inc. Walter Wendland is our former President and Chief Executive Officer. Mr. Wendland shares voting and investment power with respect to these 55,000 Class B Units with his spouse.

Security Ownership of Management

As of January 7, 2015, members of the Board and executive officers beneficially owned Class A membership units as follows:

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Class A Membership Units	Jim Boeding, Incumbent Director/Nominee	61,000	*
Class A Membership Units	Marion Cagley,(1) Director	38,000	*
Class A Membership Units	Jerry Calease, Director	60,000	*
Class A Membership Units	Leslie Hansen,(2) Director	1,000,000	5.3%
Class A Membership Units	Chad Kuhlers,(3) COO	12,166	*
Class A Membership Units	Stan Laures,(4) Secretary and Director	130,000	*
Class A Membership Units	Duane Lynch, Incumbent Director/Nominee	100,000	*
Class A Membership Units	Christine Marchand,(5) CFO	12,167	*
Class A Membership Units	Dave Reinhart, Director	—	*
Class A Membership Units	Roger Shaffer,(6) Director	25,000	*
Class A Membership Units	Dave Sovereign,(7) Chairman and Director	100,000	*
Class A Membership Units	Curt Strong,(8) Executive VP/Commodity Manager	2,500	*
Class A Membership Units	Steve Sukup,(9) Vice-Chairman and Director	400,000	2.1%
Class A Membership Units	Walter Wendland,(10) Former CEO	230,000	1.2%
TOTAL CLASS A MEMBERSHIP UNITS:		2,170,833	11.5%

(*) Indicates that the membership units owned represent less than 1% of the outstanding Class A units.
(1) Marion Cagley shares investment and voting power with respect to these 38,000 Class A units with his spouse.
(2) Leslie Hansen beneficially owns 1,000,000 Class A units held by Sizzle X, Inc.
(3) Chad Kuhlers beneficially owns the units held by CEK Investments, Inc. Mr. Kuhlers shares voting and investment power with respect to these 12,166 Class A units with his spouse.
(4) Stan Laures owns 65,000 Class A units individually, and beneficially owns 65,000 Class A units that are owned by his spouse. Stan Laures has sole investment and voting power with respect to 65,000 Class A units and shares investment and voting power with respect to the remaining 65,000 Class A units with his spouse.
(5) Christine Marchand beneficially owns the units held by Marchand Investments, Inc. Ms. Marchand shares voting and investment power with respect to these 12,167 Class A units with her spouse.
(6) Roger Shaffer shares voting and investment power with respect to the 25,000 Class A units with his spouse.
(7) Dave Sovereign owns 40,000 Class A units individually, and beneficially owns 60,000 Class A units through DRSG Partnership of which Mr. Sovereign is a partner. Dave Sovereign shares voting and investment power with respect to the 40,000 Class A units with his spouse and with respect to the 60,000 Class A units with the other partners of DRSG Partnership.
(8) Curt Strong beneficially owns the units held by Four Strong Ltd. Mr. Strong shares voting and investment power with respect to these 2,500 Class A units with his spouse.
(9) Steve Sukup owns 245,000 Class A units individually, and beneficially owns 155,000 Class A units with his spouse. Mr. Sukup shares voting and investment power with respect to the 155,000 Class A units with his spouse.
(10) Walter Wendland beneficially owns the units held by Wendland Investments, Inc. Mr. Wendland shares voting and investment power with respect to these 230,000 Class A units with his spouse. Mr. Wendland resigned as our President and CEO on May 16, 2014.

As of January 7, 2015, members of the Board and executive officers beneficially owned Class B membership units as follows:

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Class B Membership Units	Jim Boeding, Incumbent Director/Nominee	50,000	5.4%
Class B Membership Units	Marion Cagley, Director	20,000	2.2%
Class B Membership Units	Jerry Calease, Director	20,000	2.2%
Class B Membership Units	Stan Laures, Secretary and Director	5,000	0.5%
Class B Membership Units	Duane Lynch, Incumbent Director/Nominee	20,000	2.2%
Class B Membership Units	Dave Sovereign,(1) Chairman and Director	39,000	4.2%
Class B Membership Units	Walter Wendland,(2) Former CEO	55,000	6.0%
TOTAL CLASS B MEMBERSHIP UNITS :		209,000	22.7%

(1) Dave Sovereign owns 2,000 Class B units individually and beneficially owns 17,000 Class B units through Mr. Sovereign's part ownership of GDB, LLC and beneficially owns 20,000 Class B units through Mr. Sovereign's part ownership in DRSG Partnership. Dave Sovereign shares investment and voting power with respect to the 2,000 Class B units with his spouse and shares investment and voting power with respect to the 37,000 Class B units with the other owners of GDB, LLC and DRSG Partnership.
(2) Walter Wendland beneficially owns the units held by Wendland Investments, Inc. Mr. Wendland shares voting and investment power with respect to these 55,000 Class B units with his spouse. Mr. Wendland resigned as our President and CEO on May 16, 2014.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

The Board generally meets once per month. The Board held twelve regularly scheduled meetings and two special meetings during the fiscal year ended October 31, 2014. Each director attended at least 75% of the meetings of the Board during the fiscal year ended October 31, 2014.

The Board does not have a formalized process for holders of membership units to send communications to the Board. The Board feels this is reasonable given the accessibility of our directors. Members desiring to communicate with the Board are free to do so by contacting a director. The names of our directors and their phone numbers are listed on the Company's website at www.ggecorn.com/contact/team/ or are available by calling the Company's office at (641) 423-8525.

The Board does not have a policy with regard to directors' attendance at annual meetings. Last year, all directors, except for Leslie Hansen, attended the Company's annual meeting. Due to this high attendance record, it is the view of the Board that such a policy is unnecessary.

Director and Nominee Independence

All of our directors are independent, as defined by NASDAQ Rule 5605(a)(2), with the exception of Dave Sovereign due to his relationship with a grain elevator from which the Company purchases corn and miscellaneous materials. Each of the director nominees are independent, as defined by NASDAQ Rule 5605(a)(2). In evaluating the independence of our directors and nominees, we considered the following factors: (i) the business relationships of our directors and nominees; (ii) positions our directors and nominees hold with other companies; (iii) family relationships between our directors and nominees and other individuals involved with the Company; (iv) transactions between our directors and nominees and the Company; and (v) compensation arrangements between our directors and the Company.

Board Leadership Structure and Role In Risk Oversight

The Company is managed by an Executive Vice President, Chief Operations Officer and Chief Financial Officer that are separate from the Chairman of the Board. The Board has determined that its leadership structure is effective to create checks and balances between the executive officers of the Company and the Board. The Board is actively involved in overseeing all material risks that face the Company, including risks related to changes in commodity prices. The Board administers its oversight functions by reviewing the operations of the Company, by overseeing the executive officers' management of the Company, and through its risk management committee.

Code of Ethics

The Board has adopted a Code of Ethics that sets forth standards regarding matters such as honest and ethical conduct, compliance with the law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Code of Ethics applies to all of our employees, officers, and directors, including our Executive Vice President, Chief Financial Officer and Chief Operating Officer. The Code of Ethics is available free of charge on written request to Golden Grain Energy, LLC, 1822 43rd Street SW, Mason City, Iowa 50401.

Audit Committee

The Company has a standing audit committee. The purpose of the audit committee is to monitor the integrity of the Company's financial reporting process and systems of internal controls. The audit committee appoints and monitors the independence and qualifications of the Company's independent auditors, monitors the performance of the Company's internal audit function, provides an avenue of communication among the independent auditors, management, and the Board, and prepares an audit committee report to be included in the Company's annual proxy statement.

The audit committee of the Board operates under a charter adopted by the Board in Fall 2004 and updated in November 2014. A copy of the audit committee charter is available on the Company's website at www.ggecorn.com. Under the charter, the audit committee must have at least three members. The Board has appointed Jim Boeding (chairperson), Leslie Hansen, Stan Laures, Roger Shaffer, Dave Sovereign and Steve Sukup to the audit committee. The audit committee is exempt from the independence listing standards because the Company's securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, all of our audit committee members are independent within the definition of independence provided by NASDAQ rules 5605(a)(2) and 5605(c)(2), with the exception of Dave Sovereign due to his relationship with a grain elevator from which the Company purchases corn and miscellaneous materials. However, the Board believes including Mr. Sovereign on the audit committee is reasonable due to the fact that a majority of the audit committee members are independent and the amount of purchases by the Company from Mr. Sovereign's elevator is relatively small compared to the total purchases by the Company of similar products from other elevators. A director would not be independent if they, or a family member, had been employed by the Company at any time during the last three years, accepted any compensation from the Company in excess of $120,000 during the last three years, or was a partner in, or a controlling shareholder or an executive officer of any organization which had extensive business dealings with the Company. Additionally, directors serving on the audit committee must not have participated in the preparation of the financial statements of the Company at any time during the last three years.

The Board has determined that Roger Shaffer qualifies as an audit committee financial expert. Mr. Shaffer is a Certified Public Accountant. Mr. Shaffer is independent within the definition of independence provided by NASDAQ rules 5605(a)(2) and 5605(c)(2). The audit committee held four meetings during our fiscal year ended October 31, 2014. All of our audit committee members attended at least 75% of the audit committee meetings during our fiscal year ended October 31, 2014.

Audit Committee Report

The audit committee delivered the following report to the Company's Board on December 15, 2014. The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

The audit committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent accountant is responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles. The committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended October 31, 2014. The committee has discussed with its independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with audit committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The committee has received and reviewed the written disclosures and the letter to management from its independent accountants, as required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent accountant the independent accountants' independence. The committee has considered whether the provision of services by its accountants, not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company's Forms 10-Q, are compatible with maintaining the independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited financial statements referred to above be included in the Company's annual report on Form 10-K for the fiscal year ended October 31, 2014.

Audit Committee
Jim Boeding, Chair
Leslie Hansen
Steve Sukup
Stan Laures
Roger Shaffer
Dave Sovereign

Independent Registered Public Accounting Firm

The audit committee selected McGladrey LLP as the independent registered public accountants for the fiscal year November 1, 2014 to October 31, 2015. A representative of the Company's independent accounting firm is expected to be present at the 2015 Annual Meeting to respond to appropriate questions from the members and will have an opportunity to make a statement if they desire.

Audit Fees

The fees charged by the Company's independent account firm during the last two fiscal years are as follows:

Category	Fiscal Year	Fees
Audit Fees(1)	2014	$89,500
	2013	82,500
Audit-Related Fees	2014	—
	2013	—
Tax Fees	2014	45,320
	2013	35,678
All Other Fees	2014	2,300
	2013	—
(1) Audit fees also consist of fees billed for audit services in connection with the reviews of the quarterly financial statements and for the audit of the fiscal year-end financial statements, in addition to fees for audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings and engagements.

Prior to engagement of the principal independent registered public accountants to perform audit services for the Company, the principal accountant was pre-approved by our audit committee pursuant to the Company's policy requiring such approval. One hundred percent (100%) of all audit services, audit-related services and tax-related services were pre-approved by our audit committee.

Nominating Committee

The Board appointed Jerry Calease, Marion Cagley and Robert Kepple to the nominating committee for the fiscal year ended October 31, 2014. The nominating committee held one meeting in order to nominate candidates for the 2015 Annual Meeting and each member of the nominating committee attended at least 75% of the committee meetings.

The nominating committee oversees the identification and evaluation of individuals qualified to become directors and recommends to the Board the director nominees for each annual meeting of the members. The major responsibilities of the nominating committee are to:

•	Develop a nomination process for candidates to the Board;

•	Establish criteria and qualifications for membership to the Board;

•	Identify and evaluate potential director nominees;

•	Fill vacancies on the Board; and

•	Recommend nominees to the Board for election or re-election.

The following list represents the types of criteria the nominating committee takes into account when identifying and evaluating potential nominees:

•	Agricultural, business and financial background;

•	Accounting experience;

•	Community or civic involvement;

•	Independence from the Company (i.e. free from any family, material business or professional relationship with the Company);

•	Lack of potential conflicts of interest with the Company;

•	Examples or references that demonstrate a candidate's integrity, good judgment, commitment and willingness to consider matters with objectivity and impartiality; and

•
Specific needs of the existing board relative to any particular candidate so that the overall board composition reflects a mix of talents, experience, expertise and perspectives appropriate to the Company's circumstances.

The nominating committee does not operate under a charter. The nominating committee does not have a formalized policy related to diversity on the Board. The nominating committee does not have a policy for receiving nominations for director positions from the Company's members. The Company believes this is reasonable because the Operating Agreement provides a procedure for the members to nominate individuals to stand for election as directors. The nominating committee is exempt from the independence listing standards because the Company's securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. However, each member of the nominating committee is independent under the NASDAQ definition of independence.

Nominations for the election of directors may be made by any member entitled to vote generally in the election of directors by following the procedures in the Company's Operating Agreement. In accordance with the Company's Operating Agreement, a member desiring to nominate one or more persons for election as a director must provide the Company with written notice of such member's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than 120 calendar days before the one year anniversary of the date when the Company's proxy statement was released to the members in connection with the previous year's annual meeting. The deadline for the 2016 annual member meeting is September 9, 2015.

The notice to the Secretary shall set forth: (a) the name and address of record of the member who intends to make the nomination; (b) a representation that the member is a holder of record of units of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (d) a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the member; (e) such other information regarding each nominee proposed by such member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (f) the consent of each nominee to serve as a director of the Company if so elected; and (g) a nominating petition signed and dated by the holders of at least five percent (5%) of the then outstanding membership units and clearly setting forth the proposed nominee as a candidate for the director's seat to be filled at the next election of directors. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

The Company solicited nominations for individuals to stand for election at the 2015 Annual Meeting by sending out a notice in November 2014 which was distributed to all members. The Company, through the nominating committee, received one proposed nominee other than the incumbent directors running for re-election at the 2015 Annual Meeting. The nominating committee selected both incumbent nominees to stand for election at the 2015 Annual Meeting and rejected the potential nominee.

Compensation Committees

Leslie Hansen (chairperson), Dave Sovereign and Steve Sukup sit on our executive compensation committee and Marion Cagley, Jerry Calease, Duane Lynch (chairperson) and Dave Reinhart sit on our director compensation committee. Each member of the executive compensation committee is independent under the NASDAQ definition of independence, with the exception of Dave Sovereign. Each member of the director compensation committee is independent under the NASDAQ definition of independence. The compensation committees do not operate under a charter. Each of the compensation committees held one meeting for the 2014 fiscal year and each member of the compensation committee attended at least 75% of the committee meetings.

For additional information on the responsibilities and activities of the compensation committees, including the process for determining executive compensation; see the section of this proxy statement entitled "Compensation Discussion and Analysis."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No family relationships currently exist between any of the directors, nominees, officers, or key employees of the Company.

We have engaged in several transactions with related parties. The details of these transactions are discussed below.

Ron Pumphrey and Dave Sovereign (Director)

Ron Pumphrey manages a grain elevator from which the Company had purchases of corn and miscellaneous materials of approximately $46,246,000 during our 2014 fiscal year. Mr. Pumphrey serves on our Risk Management Committee. Dave Sovereign is an owner of a grain elevator from which the Company had purchases of corn and miscellaneous materials of approximately $478,000 during our 2014 fiscal year. The Company could not determine the amount of each related party's individual interest in the transactions listed above without unreasonable expense. The Company believes that these purchases from the various grain elevators were on terms no less favorable than the Company could have received from independent third parties.

The Board reviews all transactions with related parties, as that term is defined by Item 404 of SEC Regulation S-K, or any transaction in which related persons have an indirect interest. The Company's Operating Agreement includes a written policy that requires that any such related transaction be made on terms and conditions which are no less favorable to the Company than if the transaction had been made with an independent third party. Further, our Operating Agreement requires our directors to disclose any potential financial interest in any transaction being considered by the Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Throughout this proxy statement, the individuals who served as our Chief Executive Office, Chief Financial Officer, Chief Operating Officer and Executive Vice President/Commodity Manager are referred to as the "executive officers" or "executives." Our Chief Executive Officer, Walter Wendland, resigned on May 16, 2014 and as a result his compensation only reflects a portion of our 2014 fiscal year.

The executive compensation committee of the Board has responsibility for establishing, implementing and regularly monitoring adherence to the Company's compensation philosophy and objectives. The executive compensation committee ensures that the total compensation paid to the executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our principal executive officer are similar in form to the compensation and benefits provided to our other executive officers.

The executive compensation committee:

(1)	establishes and administers a compensation policy for senior management;

(2)	reviews and approves the compensation policy for all or our employees other than senior management;

(3)	reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

(4)	reviews and monitors our succession plans;

(5)	approves awards to employees pursuant to our incentive compensation plans; and

(6)	approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

All of the committee's actions are reported to the Board and, where appropriate, submitted to the Board for ratification. The executive compensation committee meets with each of the executive officers to evaluate their performance and makes recommendations to the Board regarding the executive officers' compensation.

In setting compensation, the executive compensation committee took into account the member vote at our 2014 annual member meeting called the "Say-on-Pay," where the Company's members overwhelming voted to endorse the Company's system of compensating its executive officers. The next "Say-on-Pay" vote will be conducted at the Company's 2017 annual member meeting when the members will be asked to recommend how frequently they would like to provide the Say-on-Pay vote.

Compensation Philosophy and Objectives

Our compensation programs are designed to achieve the following objectives:

•	Attract, retain and motivate highly qualified and talented executives who will contribute to the Company's success by reason of their ability, ingenuity and industry;

•	Link compensation realized to the achievement of the Company's short and long-term financial and strategic goals;

•	Align management and member interests by encouraging long-term member value creation;

•	Maximize the financial efficiency of the compensation program from tax, accounting, cash flow and dilution perspectives; and

•	Support important corporate governance principles and comply with best practices.

To achieve these objectives, the executive compensation committee expects to implement and maintain compensation plans that tie a portion of the executives' overall compensation to the Company's financial performance.

Executive Compensation Committee Procedures

The executive compensation committee of the Board is responsible for determining the nature and amount of compensation for the Company's executive officers. In our 2014 fiscal year, the executive compensation committee consisted of three non-employee directors: Leslie Hansen (Chairperson), Steve Sukup and Dave Sovereign.

The executive compensation committee solicits input from the executive officers regarding their personal performance achievements and performs an annual evaluation of the executive officers which is shared with the Board. This individual performance assessment determines a portion of the annual compensation for each executive officer.

In determining the long-term incentive component of the executive officers' compensation, the executive compensation committee will consider all relevant factors, including the Company's performance, the value of similar awards to executive officers of comparable companies, and the awards given to the executive officers in past years. The executive officers are not present at either executive compensation committee or Board level deliberations concerning their compensation.

From time to time, the executive compensation committee may delegate to the Executive Vice-President the authority to implement certain decisions of the committee or to fulfill administrative duties.

Compensation Components

Base Salary

Base salaries for our executive officers are established based on the scope of their roles, responsibilities, experience levels and performance, and taking into account competitive market compensation paid by comparable companies for similar positions. Base salaries are reviewed approximately annually, and may be adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience.

Net Income Bonus

Cash Bonus and Phantom Unit Bonus

In addition to the base salaries, the Board approved a bonus payable to our executive officers. For our 2014 fiscal year, the bonus was paid to our Executive Vice President/Commodity Manager, Curt Strong, our Chief Financial Officer, Christine Marchand, and our Chief Operating Officer, Chad Kuhlers. The amount of the bonus is 1% of our net income for the fiscal year as determined by our audited financial statements. One-third of the net income bonus is paid in cash and is divided equally between our executive officers. The remaining two-thirds of the net income bonus is paid in the form of phantom units that vest over a five year period or immediately after seven years of continuous employment with the Company. The phantom units are allocated to our executive officers in accordance to the recommendation of the executive compensation committee. The Company believes that the net income bonus is reasonable as it ties the bonus paid to the executive officers to the financial success of the Company and is easily quantified by the Company.

For our fiscal year ended October 31, 2014, the Company had net income of approximately $79.3 million. One percent of the Company's net income for the 2014 fiscal year equals approximately $799,000. For fiscal year 2014, the net income bonus was paid as follows: approximately $251,000 in cash and approximately $503,000 in phantom units. The phantom units were valued at a price set by the executive compensation committee which evaluates both the weighted average exchange price of the Company's actual units on its qualified matching service bulletin board and the book value of membership units. The valuation price of the phantom units for fiscal year 2014 was $8.01 per phantom unit which is the book value of a unit at the end of the 2014 fiscal year. Accordingly, we issued a total of 62,765 phantom units in fiscal year 2014 as compared to 19,380 phantom units issued in fiscal year 2013.

Cash Bonus

For our 2014 fiscal year, the total amount of the cash bonus was $251,373. Each of our three executive officers received a cash bonus of $83,791. For our 2013 fiscal year, the total cash bonus was approximately $47,680, with the four executive officers who participated at that time each receiving $11,920 in a cash bonus. The Company had more net income during our 2014 fiscal year as compared to the same period of 2013. The net income bonus aligns the goals of management with the long and short term financial goals of the Company, namely to maximize net income.

Phantom Units

In addition to the cash bonus, each of the executive officers receives two-thirds of the net income bonus in the form of phantom units. The phantom units are allocated to each of our executive officers in accordance to the recommendation of the executive compensation committee. The phantom units are not membership units and do not constitute equity interests or any other ownership interest in the Company. Holders of phantom units are paid 60% per unit of any distribution made to Class A or Class B unit-holders.

The face value and benefits of distributions of the phantom units vest over a period of five years or after seven years of full-time continuous employment with the Company based on the issue date of the phantom units. After three years, 50% of the face value of the phantom units vests. After four years, 75% of the face value of the phantom units vests. After five years, 100% of the face value of the phantom units vests. Once the holder of the phantom units has seven years of full-time continuous employment with the Company, the phantom units vest immediately. If a change in control of the Company should occur, all outstanding phantom units immediately vest. Holders of vested phantom units receive the cash value of the phantom units at the time they vest and the phantom units are retired. The Company believes that the phantom units further align the goals of management and the members in that, as distributions are paid and the value of the actual units increase, management is rewarded financially. Further, due to the vesting provisions of the phantom units, it encourages retention of our executive officers and key management employees. Also, the phantom units are not actual equity units of the Company and therefore do not lead to dilution of the members' voting and financial interests in the Company.

Benefits and Perquisites

We do not provide any material executive perquisites. We have no supplemental retirement plans or pension plans and we have no intentions of implementing any such plans in our 2015 fiscal year.

No Pension Benefit Plan, Change of Control or Severance Agreements

We offer no pension benefit plans to our executive officers. Our executive officers do not have change of control or severance agreements, which means the Board retains discretion over severance arrangements if it decides to terminate their employment. However, if we were to experience a change in control, any un-vested phantom unit awards would immediately vest.

Accounting and Tax Treatment of Awards

None of our executive officers, directors, or employees receives compensation in excess of $1,000,000 and therefore the entire amount of their compensation is deductible by the Company as a business expense. Certain large executive compensation awards are not tax deductible by companies making such awards. None of our compensation arrangements are likely to reach this level in the foreseeable future.

Executive Compensation Committee Report

The executive compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the executive compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

    Executive Compensation Committee
Leslie Hansen, Chair
Dave Sovereign
Steve Sukup

Compensation Committee Interlocks and Insider Participation

None of the members of the executive compensation committee is or has been an employee of the Company. There are no interlocking relationships between the Company and other entities that might affect the determination of the compensation of our executive officers.

Summary Compensation Table

The following table sets forth all compensation paid or payable by the Company during the last three fiscal years to our Former Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Executive Vice-President/Commodity Manager. As of October 31, 2014, none of our directors or executive officers had any options, warrants, or other similar rights to purchase securities of the Company.

		Annual Compensation		Long Term Compensation Awards
Name and Position	Fiscal Year	Salary	Bonus	Restricted Stock Awards(1)	All Other Compensation(2)	Total Compensation
Walter Wendland	2014	$121,707	$45,000	$—	$76,539	$243,246
Former CEO	2013	218,876	11,920	19,213	—	250,009
	2012	217,649	5,528	9,030	—	232,207
Christine Marchand, CFO	2014	94,616	83,791	108,215	—	286,622
	2013	86,106	11,920	16,236	—	114,262
	2012	87,981	5,528	7,602	—	101,111
Chad Kuhlers, COO	2014	216,146	83,791	246,428	—	546,365
	2013	215,300	11,920	37,786	—	265,006
	2012	214,089	5,528	17,724	—	237,341
Curt Strong,	2014	134,231	83,791	148,105	—	366,127
Executive Vice President	2013	124,846	11,920	22,115	—	158,881
Commodity Manager(3)	2012	118,077	5,528	9,870	—	133,475

(1) The restricted stock awards represent "phantom units" that are not membership units in the Company. The face value and allocable distributions of these phantom units vest over a period of five years, with 50% vesting after three years, 75% vesting after four years, and 100% vesting after the lesser of five years from the date the award was issued or seven years of continuous employment with the Company.
(2) Walter Wendland received a severance payment of $76,539 representing a payout of his accrued paid time off and a severance payment of $50,000 when he resigned in May 2014.
(3) Curt Strong was appointed Executive Vice-President on October 20, 2014.

Grant of Plan-Based Awards

The table below represents awards of phantom units to our Chief Financial Officer, Chief Operating Officer and Executive Vice President/Commodity Manager that occurred during our 2014 fiscal year. The terms of our phantom unit plan are described above as a footnote to our Summary Compensation Table. Our former CEO was not eligible to participate in our phantom unit plan.

		Unit Awards
Name	Grant Date(1)	Number of Units(2)	Grant Date Fair Market Value of Unit Awards(3)
Christine Marchand, CFO	October 31, 2014	13,510	108,215
Chad Kuhlers, COO	October 31, 2014	30,765	246,428
Curt Strong, Commodity Manager	October 31, 2014	18,490	148,105

(1) The phantom units were granted on October 31, 2014, based on the Company's net income for its fiscal year ended October 31, 2014.
(2) Represents phantom units awarded pursuant to our phantom unit plan. The details of our phantom unit plan are described above as a footnote to our Summary Compensation Table.
(3) The market value of our phantom units is determined by the executive compensation committee which considers the weighted average sales price of the Company's units exchanged through the Company's bulletin board trading system and the book value per membership unit for the 2014 fiscal year.

Outstanding Equity Awards at Fiscal Year-End

The table below represents the outstanding phantom units awarded by the Company to our Chief Financial Officer, Chief Operating Officer and Executive Vice President/Commodity Manager that have not yet vested as of October 31, 2014 (including the units that were granted on October 31, 2014) and the market value of these phantom units. The terms of our phantom unit plan are described above as a footnote to our Summary Compensation Table. Our former CEO was not eligible to participate in our phantom unit plan.

Name	Number of Phantom Units That Have Not Vested(1)	Market Value of Phantom Units That Have Not Vested(2)
Christine Marchand, CFO(3)	—	$—
Chad Kuhlers, COO(4)	—	—
Curt Strong, Executive Vice-President Commodity Manager(5)	25,520	204,415

(1) Represents phantom units awarded pursuant to our phantom unit plan. The details of our phantom unit plan are described above as a footnote to our Summary Compensation Table.
(2) The market value of our phantom units is determined by the executive compensation committee which considers the weighted average sales price of the Company's units exchanged through the Company's bulletin board trading system and the book value per membership unit for the 2014 fiscal year.
(3) Ms. Marchand's phantom units immediately vest due to the fact that she has been employed by the Company for a period in excess of seven years.
(4) Mr. Kuhlers's phantom units immediately vest due to the fact that he has been employed by the Company for a period in excess of seven years.
(5) Mr. Strong's phantom units are scheduled to vest as follows: 1,268 units in October 2015; 2,928 units in October 2016, 10,956 units in October 2017 and 10,368 units in October 2018.

Option Exercises and Stock Vested

The table below represents the number of phantom units awarded by the Company to our Chief Financial Officer, Chief Operations Officer and our Executive Vice President/Commodity Manager that fully vested during the 2014 fiscal year and the market value of these phantom units that have vested. The terms of our phantom unit plan are described above as a footnote to our Summary Compensation Table.

	Phantom Unit Awards
Name	Number of Phantom Units Acquired on Vesting(1)	Value Realized on Vesting(2)
Curtis Strong, Executive Vice President	185	$1,482
Christine Marchand, CFO	13,510	108,215
Chad Kuhlers, COO	30,765	246,428

(1) Represents phantom units awarded pursuant to our phantom unit plan. The details of our phantom unit plan are described above as a footnote to our Summary Compensation Table.
(2) The market value of our phantom units is determined by the executive compensation committee which considers the weighted average sales price of the Company's units exchanged through the Company's bulletin board trading system and the book value per membership unit for our 2014 fiscal year.

DIRECTOR COMPENSATION

Director Compensation Committee

Marion Cagley, Jerry Calease, Duane Lynch and Dave Reinhart sit on our director compensation committee. Each member of the director compensation committee is independent under the NASDAQ definition of independence. The director compensation committee does not operate under a charter. The director compensation committee has direct responsibility with respect to the compensation of members of the Board. The director compensation committee has the overall responsibility for approving and evaluating the Company's director compensation plans, policies and programs. The director compensation committee held one meeting during the fiscal year ended October 31, 2014. All of the director compensation committee's actions are reported to the Board and, where appropriate, submitted to the Board for ratification.

Our directors are compensated based on the number of board or committee meetings they attend and are reimbursed for certain out of pocket expenses. Directors receive $1,000 for each board meeting they attend in person and $800 for each board meeting they attend by conference call. The chairman of the Board receives $1,200 per board meeting attended. Effective as of April 2014, the chairman's compensation was adjusted to $5,000 per month as a result of additional responsibilities our chairman took on when our CEO resigned. In addition, board members receive $500 for each half day meeting they attend, and $1,000 for each full day meeting they attend, including planning and committee meetings. Members of our risk management committee receive $250 per month for their participation in weekly conference calls and members of our public relations committee receive $600 per quarter for their involvement in public relations committee meetings with the chairperson receiving $1,000 per quarter. The table below shows the compensation paid to each of our directors for the fiscal year ended October 31, 2014.

DIRECTOR COMPENSATION

		Annual Compensation
Name	Fiscal Year	Fees Earned or Paid in Cash	All Other Compensation	Total Compensation
Jim Boeding	2014	$15,000	$—	$15,000
Marion Cagley	2014	15,000	—	15,000
Jerry Calease	2014	16,600	—	16,600
Leslie Hansen	2014	13,200	—	13,200
Stan Laures	2014	14,100	—	14,100
Duane Lynch	2014	15,600	—	15,600
Dave Reinhart	2014	14,800	—	14,800
Roger Shaffer	2014	15,000	—	15,000
Dave Sovereign	2014	49,400	—	49,400
Steve Sukup	2014	12,400	—	12,400

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from our officers and directors, all Section 16(a) filing requirements were complied with during the fiscal year ended October 31, 2014.

ANNUAL REPORT AND FINANCIAL STATEMENTS

The Company's annual report to the Securities and Exchange Commission on Form 10-K, including the financial statements and the notes thereto, for the fiscal year ended October 31, 2014, accompanies this proxy statement.

These proxy materials are being delivered pursuant to the Internet Availability of Proxy Materials rules promulgated by the SEC. The Company will provide each member solicited a printed or e-mail copy of the Proxy Statement, Proxy Card and Annual Report on Form 10-K without charge within three business days of receiving a written request. Members should direct any requests for a printed or e-mail copy of the proxy materials as follows: (i) by calling our office at (641) 423-8525 or toll free at (888) 443-2676; (ii) by written request to Golden Grain Energy, LLC at 1822 43rd Street SW, Mason City, IA 50401; (iii) by e-mail at info@ggecorn.com; or (iv) on our website at http://www.goldengrainenergy.com, on or before February 4, 2015 to facilitate timely delivery. The Company will provide each member solicited a copy of the exhibits to the Annual Report on Form 10-K upon written request and payment of specified fees. The 2014 Annual Report on Form 10-K complete with exhibits and Proxy Statement are also available from the SEC at 6432 General Green Way, Mail stop 0-5, Alexandria, VA 22312-2413, by e-mail at foiapa@sec.gov or fax at (703) 914-2413 or through the EDGAR database available from the SEC's internet site (www.sec.gov).

The Securities and Exchange Commission has approved a rule governing the delivery of annual disclosure documents. The rule allows the Company to send a single Notice of Internet Availability of Proxy Materials to any household at which two or more members reside unless the Company has received contrary instructions from one or more member(s). This practice, known as "householding," is designed to eliminate duplicate mailings, conserve natural resources and reduce printing and mailing costs. Each member will continue to receive a separate proxy card. If you wish to receive a separate Notice of Internet Availability of Proxy Materials than that sent to your household, either this year or in the future, you may contact the Company by telephone at (641) 423-8525; by e-mail at info@ggecorn.com; or by written request at Golden Grain Energy, LLC at 1822 43rd Street SW, Mason City, IA 50401 and the Company will promptly send you a separate Notice of Internet Availability of Proxy Materials. If members of your household receive multiple copies of our Notice of Internet Availability of Proxy Materials, you may request householding by contacting the Company by telephone at (641) 423-8525 or by written request at Golden Grain Energy, LLC at 1822 43rd Street SW, Mason City, IA 50401.

Golden Grain Energy, LLC 2015 Annual Meeting - Monday, February 16, 2015
For Unit Holders as of January 7, 2015. Proxy Solicited on Behalf of the Board of Directors

PROPOSAL ONE: ELECTION OF TWO DIRECTORS
**You may vote for TWO nominees**

Nominee	For	Withhold/Abstain
Jim Boeding	☐	☐
Duane Lynch	☐	☐

By signing this proxy card, you appoint Steve Sukup and Dave Reinhart, jointly and severally, each with full power of substitution, as proxies to represent you at the 2015 Annual Meeting of the members to be held on Monday, February 16, 2015, and at any adjournment thereof, on any matters coming before the meeting. Please specify your choices by marking the appropriate boxes above. The proxies cannot vote your units unless you sign and return this card. For your proxy card to be valid, it must be RECEIVED by the Company by 5:00 p.m. on Friday, February 13, 2015. This proxy, when properly executed, will be voted in the manner directed herein and authorizes the proxies to take action in their discretion upon other matters that may properly come before the 2015 Annual Meeting. If you do not mark any boxes, your units will be voted FOR the incumbents Jim Boeding and Duane Lynch. If you choose only one nominee, then the proxies will vote your units only for the nominee you chose. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD/ABSTAIN for a candidate, your votes will not be counted with respect to the director candidate for whom you marked contradicting choices. However, each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the 2015 Annual Meeting.

Signature:	Joint Owner Signature:
Print Name:	Print Name:
Date:	Date:
Units Owned:

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ABOVE. JOINT OWNERS MUST BOTH SIGN.